Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports First Quarter 2009 Results

Highlights:

•	Diluted earnings per share from continuing operations of $0.15

•	Segment operating profit of $13.3 million on revenue of $169.0 million

•	Segment operating profit margin of 9.0% unchanged from a year ago, excluding approximately $2.0 million in restructuring charges

•	Total backlog of $314.2 million up 6% sequentially from 2008 year end

•	Net debt at $143.1 million unchanged from 2008 year end

CHICAGO, May 4, 2009—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported first quarter 2009 results.

First quarter 2009 revenue of $169.0 million declined from a record first quarter in 2008 of $260.2 million. Segment operating profit was $13.3 million, a $10.1 million decrease from $23.4 million in the prior year quarter. In the first quarter 2009, the company incurred approximately $2.0 million in restructuring charges in response to the global economic downturn. Excluding these charges, segment operating margin was unchanged from the prior year quarter at 9.0 percent. Diluted earnings per share from continuing operations for the first quarter were $0.15, representing a 65 percent decline from first quarter 2008 diluted earnings per share from continuing operations of $0.43, and a 59 percent decline from $0.37 pro forma diluted earnings per share from continuing operations for the prior year period (a non-GAAP measure which included comparable debt and interest expense in all periods). Restructuring charges accounted for $0.04 of the decline. Debt, net of cash, at $143.1 million remained essentially unchanged from December 31, 2008.

“Despite the significant challenges posed by the current global economy, we are pleased with our operating results for the first quarter, which has historically been our weakest quarter in the year,” said Charlie Cannon, Chairman and Chief Executive Officer. “We exceeded the consensus estimate of diluted earnings per share by operating well and reducing costs as needed. During the quarter, we made our second quarterly dividend payment of $0.07 per share. Our constant focus on cash flow resulted in no increase to our net debt level from the end of 2008. These results demonstrate JBT’s efficient management of capital and largely variable cost structure.”

Mr. Cannon continued, “Although market conditions will remain challenging, we are aggressively managing our cost structure and will initiate further cost reduction actions as needed. Our aftermarket

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demand remains reasonably stable as many customers are working to boost their operating efficiencies while reducing capital investment. We are focused on providing outstanding products and services to our customers to strengthen our leading market positions.”

JBT FoodTech

JBT FoodTech’s first quarter revenue of $94.9 million declined 37 percent from $149.8 million in the same period of 2008. The decline primarily reflected the challenging economic conditions: continued softening in Western European and Latin American markets, a weak North American poultry segment and a stronger U.S. dollar. Delivery of a very large Latin American project in 2008 also contributed to the unfavorable comparison. JBT FoodTech’s operating profit of $7.8 million was down 46 percent from $14.4 million in the prior year quarter, driven by lower volume and restructuring charges, partially offset by lower expenses from cost containment measures. Excluding the restructuring charges, operating margin was 9.0 percent versus 9.6 percent in the prior year quarter. Inbound orders totaled $99.5 million during the quarter, a decline of 33 percent from the same period in 2008, reflecting continued weakness in Western Europe and Latin America. In constant currencies, inbound orders declined 25 percent. Backlog of $157.4 million was down from $167.6 million in the prior year quarter. In constant currencies, backlog improved 3 percent. Additionally, backlog improved from $152.8 million in the fourth quarter 2008.

JBT AeroTech

JBT AeroTech’s first quarter revenue of $73.6 million decreased 34 percent from $111.6 million in the same period of 2008 primarily driven by continued weak demand for ground support equipment from the global recession. JBT AeroTech’s operating profit of $5.5 million declined 39 percent from $9.0 million in the prior year quarter due to lower revenue and restructuring charges, partially offset by cost savings from restructuring initiatives and improved margins across several product lines. Excluding the restructuring charges, operating margin of 9 percent expanded nearly one percentage point over the prior year quarter. Inbound orders totaled $88.5 million, up 2 percent from the prior year’s quarter, driven primarily by receipt of a $28 million order for Halvorsen loaders and a large passenger boarding bridge order, partially offset by lower demand in ground support equipment. Compared to fourth quarter 2008, inbound orders increased 18 percent. Backlog of $157.5 million was up 10 percent sequentially but was down 23 percent from $205.7 million in the prior-year quarter.

Corporate Items

Corporate expense in the first quarter of 2009 was $3.0 million, an increase of $0.2 million versus the prior year quarter. The 2009 expense reflects stand-alone corporate costs while the 2008 expense reflects an allocation from FMC Technologies, Inc., our former parent company prior to our separation in July 2008.

Other expense, net, of $1.9 million was $0.6 million higher than the prior-year quarter primarily due to higher 2009 pension expenses.

Cash generated from operating activities in the quarter was $6.1 million. The company ended the quarter with debt, net of cash, of $143.1 million after a quarterly dividend payment of $1.9 million, unchanged from the December 2008 level. Net interest expense was $2.2 million in the first quarter of 2009.

The company recorded income taxes from continuing operations in the first quarter at an effective tax rate of 34 percent.

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Year-to-date capital expenditures totaled $4.8 million and depreciation and amortization totaled $5.1 million.

2009 Outlook

Looking forward, the company expects continued economic instability in the world economy through 2009 and likely into 2010. Although certain of the company’s product lines are performing well, demand remains soft for ground support equipment. Additionally the company is experiencing weakness in the European and Latin American markets for JBT FoodTech product lines. The company expects its second quarter diluted earnings per share from continuing operations to be stronger than the first quarter, reflecting our typical seasonality. However, due to the uncertain market conditions, the company has limited visibility into the second half of 2009. As a result, the company is not providing full year guidance at this time but will provide a market update during the earnings call.

First Quarter Earnings Conference Call

The company will hold a conference call at 9:00 AM EDT Tuesday, May 5, 2009, to discuss the first quarter 2009 results. The call can be accessed live by dialing (866) 394-6382 or (702) 696-4650 and using conference ID 95467508, or through the Investor Relations link on of JBT Corporation’s website at http://ir.jbtcorporation.com. A replay of the call will be available through May 12, 2009 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing passcode 95467508, or visiting the Investor Relations Center of the website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,400 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF INCOME

(Unaudited and in millions)

	Three Months Ended March 31,
	2009	2008
		Historical	Pro Forma (1)
Revenue	$169.0	$260.2	$260.2

Costs and expenses:
Costs of sales	122.1	198.3	198.3
Selling, general and administrative expense	34.8	39.2	39.2
Research and development expense	4.0	5.5	5.5

Total costs and expenses	160.9	243.0	243.0

Other income, net	0.3	2.1	2.1

Income before net interest expense and income taxes	8.4	19.3	19.3
Net interest (expense) income	(2.2)	0.1	(2.6)

Income from continuing operations before income taxes	6.2	19.4	16.7
Provision for income taxes	2.1	7.4	6.4

Income from continuing operations	4.1	12.0	10.3
Income from discontinued operations, net of taxes	—	0.3	0.3

Net income	$4.1	$12.3	$10.6

Basic earnings per share:
Income from continuing operations	$0.15	$0.43	$0.37
Income from discontinued operations	—	0.02	0.02

Basic earnings per share	$0.15	$0.45	$0.39

Diluted earnings per share:
Income from continuing operations	$0.15	$0.43	$0.37
Income from discontinued operations	—	0.02	0.02

Diluted earnings per share	$0.15	$0.45	$0.39

Weighted average shares outstanding
Basic (2)	27.5	27.5	27.5

Diluted (2)	28.2	27.5	27.5

(1)	In connection with the separation from FMC Technologies, JBT Corporation paid FMC Technologies $189.4 million, which was funded through issuance of unsecured debt. Pro forma results include an estimate of interest expense that JBT Corporation would have incurred had the spin-off occurred on January 1, 2008. Interest expense is based on $189.4 million of debt at the interest rate applicable on July 31, 2008, or 5.8%, for all periods prior to the separation date. Related income tax impact has been estimated using a rate of 37%.
(2)	The number of shares used to compute basic and diluted earnings per share for the period ending March 31, 2008 is based on the number of shares outstanding on July 31, 2008, the distribution date in connection with the separation from FMC Technologies, or 27.5 million shares.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31,
	2009	2008
Revenue

JBT FoodTech	$94.9	$149.8
JBT AeroTech	73.6	111.6
Other revenue (1) and intercompany eliminations	0.5	(1.2)

Total revenue	$169.0	$260.2

Income before income taxes

Segment operating profit
JBT FoodTech	$7.8	$14.4
JBT AeroTech	5.5	9.0

Total segment operating profit	13.3	23.4

Corporate items
Corporate expense	(3.0)	(2.8)
Other expense, net (2)	(1.9)	(1.3)
Net interest (expense) income	(2.2)	0.1

Total corporate items	(7.1)	(4.0)

Income from continuing operations before income taxes	$6.2	$19.4

(1)	Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.
(2)	Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended March 31,
	2009	2008
Inbound Orders

JBT FoodTech	$99.5	$148.9
JBT AeroTech	88.5	86.7
Intercompany eliminations	(0.1)	(1.9)

Total inbound orders	$187.9	$233.7

	March 31,
	2009	2008
Order Backlog

JBT FoodTech	$157.4	$167.6
JBT AeroTech	157.5	205.7
Intercompany eliminations	(0.7)	(1.4)

Total order backlog	$314.2	$371.9

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$22.4	$43.6
Trade receivables, net	123.8	159.0
Inventories	148.9	123.0
Other current assets	32.7	31.4

Total current assets	327.8	357.0

Property, plant and equipment, net	117.0	119.7
Other assets	114.4	114.6

Total assets	$559.2	$591.3

Accounts payable, trade and other	$66.7	$67.2
Advance payments and progress billings	95.8	92.9
Other current liabilities	87.2	104.3

Total current liabilities	249.7	264.4

Long-term debt, less current portion	165.0	185.0
Accrued pension and other postretirement benefits, less current portion	118.1	118.3
Other liabilities	33.3	32.4
Common stock, paid-in capital and retained earnings	65.8	61.6
Accumulated other comprehensive loss	(72.7)	(70.4)

Total liabilities and stockholders’ equity	$559.2	$591.3

JBT CORPORATION

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Three Months Ended March 31,
	2009	2008
Cash Flows From Operating Activities:
Income from continuing operations	$4.1	$12.0
Depreciation and amortization	5.1	6.1
Trade accounts receivable, net	30.3	9.5
Inventories	(27.8)	(18.2)
Accounts payable, trade and other	1.3	(1.4)
Advance payments and progress billings	6.1	2.2
Other	(13.0)	1.3

Cash provided by continuing operating activities	6.1	11.5

Net cash required by discontinued operating activities	(0.1)	—

Cash Flows From Investing Activities:
Capital expenditures	(4.8)	(4.1)
Proceeds on disposal of assets	0.5	0.3

Cash required by continuing investing activities	(4.3)	(3.8)

Cash provided by discontinued investing activities	—	0.7

Cash Flows From Financing Activities:
Net payments on credit facilities	(20.0)	—
Distributions to former parent, net	—	(6.5)
Dividends paid	(1.9)	—
Other	(1.0)	(0.1)

Cash required by financing activities	(22.9)	(6.6)

Effect of foreign exchange rate changes on cash and cash equivalents	—	0.4

(Decrease) increase in cash and cash equivalents	(21.2)	2.2

Cash and cash equivalents, beginning of period	43.6	9.5

Cash and cash equivalents, end of period	$22.4	$11.7